                                                                      EXHIBIT 99

                         INDEX TO FINANCIAL STATEMENTS


                                                                        Page
                                                                        ----

Caterair International Corporation and Subsidiaries:

     Report of Independent Accountants for the three years in
      the period ended December 31, 1997..............................   F-2

     Consolidated Balance Sheets as of December 31, 1997 and 1996.....   F-3

     Consolidated Statements of Operations for each of the three years
      in the period ended December 31, 1997...........................   F-4

     Consolidated Statements of Shareholder's Equity for each of the
      three years in the period ended December 31, 1997...............   F-5

     Consolidated Statements of Cash Flows for each of the three years
      in the period ended December 31, 1997...........................   F-6

     Notes to Consolidated Financial Statements.......................   F-7

                                                                      EXHIBIT 99

                        REPORT OF INDEPENDENT ACCOUNTANTS




The Board of Directors
Caterair International Corporation:

We have audited the accompanying consolidated balance sheets of Caterair International Corporation and Subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Caterair International Corporation and Subsidiaries as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                               /s/ Coopers & Lybrand, L.L.P.


Dallas, Texas
February 12, 1998

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                           December 31,
                                                                                     -----------------------
                           ASSETS                                                       1997          1996
                                                                                     ---------     ---------
Current assets:
     Cash and cash equivalents                                                       $  21,201     $   6,847
     Accounts receivable (net of allowance for doubtful accounts of
          $523 and $994 in 1997 and 1996, respectively)                                 12,821        15,874
     Current portion of amount due from affiliate under non-competition agreement        3,037         3,130
     Advances to affiliate                                                               3,970         4,505
     Deferred income taxes                                                                 785           920
     Prepaid expenses and other                                                          1,136         1,312
                                                                                     ---------     ---------

          Total current assets                                                          42,950        32,588

Property and equipment, net                                                             68,782        79,395
Deferred income taxes                                                                   30,235        38,458
Deferred financing cost, net                                                             2,549         4,875
Due from affiliate under non-competition agreement                                       9,752        12,458
Other assets                                                                             6,236         9,506
                                                                                     ---------     ---------

          Total assets                                                               $ 160,504     $ 177,280
                                                                                     =========     =========

                         LIABILITIES AND SHAREHOLDER'S DEFICIT

Current liabilities:
     Accounts payable and accrued liabilities                                        $  14,068     $  24,841
     Current portion of deferred revenue under non-competition agreement                 3,037         3,130
     Current portion of long-term debt                                                   1,600        17,206
     Current portion of obligations under capital leases                                   110           105
                                                                                     ---------     ---------

          Total current liabilities                                                     18,815        45,282

Obligations under capital leases                                                         1,678         1,788
Long-term debt                                                                         158,000       150,298
Note payable to affiliate                                                               44,965        41,634
Deferred revenue under non-competition agreement with affiliate                          8,701        11,738
Net liabilities of discontinued operations                                               3,419         3,332
Other long-term liabilities and deferred credit                                         21,943        25,198
                                                                                     ---------     ---------

          Total liabilities                                                            257,521       279,270

Commitments and contingencies                                                               --            --

Shareholder's deficit:
     Common stock, $.01 par value; 10,000 shares authorized and issued                      --            --
     Additional paid-in capital                                                        173,596       173,596
     Advance to parent                                                                 (38,947)      (38,947)
     Cumulative translation adjustment                                                      23            23
     Accumulated deficit                                                              (231,689)     (236,662)
                                                                                     ---------     ---------

          Total shareholder's deficit                                                  (97,017)     (101,990)
                                                                                     ---------     ---------

          Total liabilities and shareholder's deficit                                $ 160,504     $ 177,280
                                                                                     =========     =========

    The accompanying notes are an integral part of the consolidated financial statements.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)




                                                               Year Ended December 31,
                                                         ----------------------------------
                                                           1997         1996         1995
                                                         --------     --------     --------
Revenues from affiliates:
     License income                                      $ 32,545     $ 34,349     $  8,001
     Rental income                                         40,157       40,479       10,169
     Income under non-competition agreement                 3,130        3,130          783
                                                         --------     --------     --------

         Total revenues                                    75,832       77,958       18,953
                                                         --------     --------     --------

Operating expenses:
     Cost of operations                                    30,185       30,416        7,649
     Selling, general and administrative                      713        1,393          125
     Depreciation and amortization                         10,676       11,806        3,400
                                                         --------     --------     --------

         Total operating expenses                          41,574       43,615       11,174
                                                         --------     --------     --------

Operating income                                           34,258       34,343        7,779
Interest income                                              (741)        (208)        (264)
Interest expense                                           17,376       18,450        4,979
Other income                                                 (764)          --           --
                                                         --------     --------     --------

Income from continuing operations before income taxes      18,387       16,101        3,064
Income tax provision (benefit)                              8,751        8,044      (50,380)
                                                         --------     --------     --------

         Income from continuing operations                  9,636        8,057       53,444
                                                         --------     --------     --------

Discontinued operations, net of taxes:
     Income (loss) from discontinued operations              (444)         904      (25,430)
     Gain on disposition of discontinued operations            --          778       52,674
                                                         --------     --------     --------

         Income (loss) from discontinued operations          (444)       1,682       27,244
                                                         --------     --------     --------

Income before extraordinary item                            9,192        9,739       80,688

Extraordinary loss from early extinguishment of debt       (4,219)          --       (4,319)
                                                         --------     --------     --------

         Net income                                      $  4,973     $  9,739     $ 76,369
                                                         ========     ========     ========


    The accompanying notes are an integral part of the consolidated financial statements.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S DEFICIT
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)




                                         Common Stock       Additional     Advance    Cumulative
                                     -------------------     Paid-In         to       Translation   Accumulated
                                     Shares     Amount       Capital       Parent     Adjustment     Deficit        Total
                                     ------    ---------    ----------   ---------    -----------   -----------   ---------
Balance, December 31, 1994           10,000    $      --    $ 173,596    $      --     $      --    $(322,700)    $(149,104)

Net income                               --           --           --           --            --       76,369        76,369

Dividend                                 --           --           --           --            --          (70)          (70)

Advance to parent                        --           --           --      (38,947)           --           --       (38,947)
                                     ------    ---------    ---------    ---------     ---------    ---------     ---------

Balance, December 31, 1995           10,000           --      173,596      (38,947)           --     (246,401)     (111,752)

Cumulative translation adjustment        --           --           --           --            23           --            23

Net income                               --           --           --           --            --        9,739         9,739
                                     ------    ---------    ---------    ---------     ---------    ---------     ---------

Balance, December 31, 1996           10,000           --      173,596      (38,947)           23     (236,662)     (101,990)

Net income                               --           --           --           --            --        4,973         4,973
                                     ------    ---------    ---------    ---------     ---------    ---------     ---------

Balance, December 31, 1997           10,000    $      --    $ 173,596    $ (38,947)    $      23    $(231,689)    $ (97,017)
                                     ======    =========    =========    =========     =========    =========     =========



    The accompanying notes are an integral part of the consolidated financial statements.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)



                                                                            Year Ended December 31,
                                                                     -------------------------------------
                                                                        1997          1996          1995
                                                                     ---------     ---------     ---------
Cash flows from operating activities:
     Net income                                                      $   4,973     $   9,739     $  76,369
     Adjustments to reconcile net income from continuing
         operations to net cash provided by operating activities:
         Depreciation and amortization                                  10,676        11,806         3,400
         Deferred income taxes                                           8,358         8,485       (50,480)
         Interest on note payable to affiliate settled in-kind           3,331         3,090           756
         Noncash interest expense                                          771         1,017           254
         Extraordinary loss from early extinguishment of debt            4,219            --         4,319
         Bad debt expense                                                 (476)          994            --
         Gain on sale of fixed assets                                     (764)           --            --
         Gain on disposition of discontinued operations                     --          (778)      (52,674)
     Change in working capital items (Note 14)                          (7,068)       (6,469)       (9,852)
     Change in other assets and liabilities                               (262)           --            --
     Proceeds from insurance carrier from loss on capital assets            --         1,200            --
     Net effect of discontinued operations                                  87         2,581       (39,683)
                                                                     ---------     ---------     ---------

         Net cash provided by (used in) operating activities            23,845        31,665       (67,591)
                                                                     ---------     ---------     ---------

Cash flows from investing activities:
     Capital expenditures                                                   --        (2,300)       (6,128)
     Proceeds from sale of discontinued operations                          --            --       208,300
     Proceeds from sale of fixed assets                                    619            --            --
     (Advances to) repayments from affiliates                              535        (5,548)           --
     Net effect of discontinued operations                                  --            --        (5,417)
                                                                     ---------     ---------     ---------

         Net cash provided by (used in) investing activities             1,154        (7,848)      196,755
                                                                     ---------     ---------     ---------

Cash flows from financing activities:
     Proceeds from issuance of long-term debt                          160,000            --       185,000
     Repayments of long-term debt and capital lease obligations       (168,009)      (17,601)     (301,854)
     Repayments on the revolving credit facility                            --            --       (62,500)
     Proceeds from note payable to affiliate                                --            --        37,788
     Deferred financing costs                                           (2,636)           --            --
                                                                     ---------     ---------     ---------

         Net cash used in financing activities                         (10,645)      (17,601)     (141,566)
                                                                     ---------     ---------     ---------

Increase (decrease) in cash and cash equivalents                        14,354         6,216       (12,402)
Cash and cash equivalents, beginning of period                           6,847           631        13,033
                                                                     ---------     ---------     ---------

Cash and cash equivalents, end of period                             $  21,201     $   6,847     $     631
                                                                     =========     =========     =========

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
         Interest                                                    $  16,186     $  15,268     $  67,610
         Income taxes                                                       --            --         6,945

Supplemental disclosure of noncash financing and investing
     activities:
     Liabilities assumed by purchaser upon disposition of
         discontinued operations                                     $      --     $   4,464     $  44,048

    The accompanying notes are an integral part of the consolidated financial statements.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BUSINESS AND BASIS OF CONSOLIDATION

         Caterair International Corporation ("Caterair" or the "Company") is a wholly-owned subsidiary of Caterair Holdings Corporation ("Holdings"). On September 29, 1995, the Company, Holdings, SC International Services, Inc. and its subsidiaries ("SCIS") and its parent, Onex Food Services, Inc. ("OFSI") consummated transactions with the shareholders and creditor of Holdings (the "Transactions") whereby OFSI and an affiliate of OFSI exchanged common stock and warrants of OFSI, valued in the aggregate amount of $38,947, for certain stock and debt held by Holdings' shareholders and creditor, as a result of which OFSI and its parent acquired more than 50% of the total outstanding voting shares of Holdings and approximately 25% of the total outstanding nonvoting shares of Holdings. In addition, as part of the Transactions, SCIS acquired, licensed, leased and subleased most of the worldwide business and assets of the Company (other than with respect to certain operations which were temporarily retained as described in Note 2).
         The proceeds from the Transactions were approximately $247,247 which consisted of $208,300 in cash and approximately $38,947 in common stock and warrants of OFSI (See Note 2). The Company recognized a $52,674 gain, net of transaction fees, on the disposition of discontinued operations. There was no tax effect on this gain.

         Prior to the Transactions, the Company was principally engaged in providing international and domestic airline catering services. Subsequent to the Transactions (other than with respect to certain operations which were temporarily retained as described in Note 2), the Company is principally engaged in the business of leasing, subleasing and licensing domestic property to SCIS and its subsidiaries. The accompanying consolidated financial statements include the accounts of the Company and all remaining wholly-owned and majority owned subsidiaries. All significant intercompany transactions have been eliminated.

         MANAGEMENT ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period.
         Actual results could differ from those estimates.

         REVENUE RECOGNITION

         License income is recognized as services are provided under the various license agreements. Rental income is recognized on a straight-line basis over the lease period.

         CASH AND CASH EQUIVALENTS

         For purposes of the statements of cash flows, all highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash flows from swap transactions are classified in the same category as the items being hedged.

         The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

         INTEREST RATE SWAP AGREEMENTS

         The differential to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized over the life of the agreement.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

         PROPERTY AND EQUIPMENT

         The provision for depreciation and amortization of property and equipment is computed using the straight-line method. The estimated useful lives are as follows:

                  Buildings                      25 years
                  Leasehold improvements         Term of the lease or estimated useful
                                                      life, whichever is less
                  Furniture and equipment        4 to 10 years
                  Vehicles                       4 to 10 years

         Gains and losses from disposals of property and equipment are reflected in the results of operations in the period of disposal.

         Property and equipment under capital leases are amortized over the lives of the leases or the estimated useful lives of the assets, whichever is less.

         INTANGIBLE ASSETS

         Intangible assets consisting primarily of rights, licenses and non-competition agreements are recorded at cost. These assets are being amortized over their estimated useful lives using the straight-line method.

         IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF

         On March 31, 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The Company adopted this standard effective January 1, 1996, which did not have a material impact on the Company's financial position or results of operations.

         NON-COMPETITION AGREEMENTS

         Revenues under a non-competition agreement are recognized ratably over the terms of the agreement.

         DEFERRED FINANCING COSTS

         Costs incurred related to the issuance of debt are deferred and amortized over the life of the related debt using the effective interest rate method. Deferred financing costs related to debt outstanding prior to the Transactions (described in Note 2) were written off as a component of the extraordinary loss from early extinguishment of debt. The Company amortized $771, $1,017 and $254 of these costs in 1997, 1996 and 1995, respectively, which are reflected in interest expense.

         INCOME TAXES

         The accounts of the Company are included in the consolidated federal income tax return of Holdings. Current and deferred income taxes are allocated to the Company as if it were a separate taxpayer.

         Deferred income tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

         RECLASSIFICATION OF PRIOR PERIOD AMOUNTS

         Certain prior period amounts have been reclassified to conform to the current year presentation.

         RECENT ACCOUNTING STANDARDS

         During June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," effective for financial statements for fiscal years beginning after December 15, 1997. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company will adopt SFAS 130 effective January 1, 1998.

         Also during June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information," effective for financial statements for fiscal years beginning after December 15, 1997. Preliminary analysis of this new standard by the Company indicates that the standard will not have a material impact on its financial statements.

         In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits," effective for financial statements for fiscal years beginning after December 15, 1997. This statement significantly changes current financial statement disclosure requirements for pensions and other postretirement benefits. The Company will adopt SFAS 132 effective January 1, 1998.

2.       DISCONTINUED OPERATIONS

         As described in Note 1, the Company consummated the Transactions on September 29, 1995 whereby it discontinued most of its airline catering services business and primarily engaged in the business of leasing, subleasing and licensing domestic property to affiliates, Sky Chefs, Inc. ("Sky Chefs") and Caterair International, Inc. (II) ("CII"), both wholly-owned subsidiaries of SCIS. Accordingly, all operations prior to September 30, 1995 have been reflected as discontinued.

         The Company was unable to obtain certain consents to the Transactions with respect to certain of the Company's kitchens at which one airline is the major customer. Such consents with respect to these operations were obtained during the second quarter of 1996 and such operations were leased, subleased and licensed to SCIS and its subsidiaries. Prior to obtaining this consent, the Company and SCIS entered into a management agreement for the operations at these kitchens whereby the Company continued to operate them with its employees and SCIS provided management and administration support services in exchange for a management fee equivalent to 4% of the kitchen's net sales. Management fees paid under this arrangement amounted to $1,057 and $604 for the period ended December 31, 1996 and 1995, respectively.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

2.       DISCONTINUED OPERATIONS--(CONTINUED)

         Concurrent with the Transactions, the Company borrowed $185,000 from a consortium of lenders and $37,788 from SCIS (see Note 5). The borrowings, as well as the cash proceeds ($208,300, net) from the Transactions, were utilized to repay indebtedness outstanding under the Company's prior credit agreement, senior notes and debentures in the aggregate amount of approximately $364,000 plus accrued interest, and to pay certain expenses relating to the Transactions. The Company recorded an extraordinary loss of $4,319 consisting of the difference between amounts paid to lenders for full extinguishment of debt and carrying amounts of debt including deferred financing costs and accrued interest. There was no tax effect on this extraordinary loss.

         Identifiable revenues and expenses from discontinued operations have been reclassified on the accompanying consolidated statements of operations from their historical classification to separately identify them as discontinued operations. Discontinued operations include allocations of general and administrative and interest expenses that were determined to be directly related to such operations. Summary operating results for discontinued operations follows:

                                                               Years Ended December 31,
                                                         ------------------------------------
                                                            1997          1996         1995
                                                         ---------     ---------    ---------
         Revenues                                        $   3,837     $  31,169    $ 773,243
         Cost of operations                                  4,080        27,854      698,689
         Selling, general and administrative expenses           38         1,057       27,698
         Depreciation and amortization                          --            --       21,821
                                                         ---------     ---------    ---------

         Operating income (loss)                              (281)        2,258       25,035
         Interest expense, net                                  15            18       45,626
         Other                                                 444           920         (674)
                                                         ---------     ---------    ---------

         Income (loss)  before income taxes                   (740)        1,320      (19,917)
         Income provision (benefit)                           (296)          416        5,513
                                                         ---------     ---------    ---------

         Income (loss) from discontinued operations      $    (444)    $     904    $ (25,430)
                                                         =========     =========    =========

         The identifiable assets and liabilities of discontinued operations have been reclassified on the accompanying consolidated balance sheet at December 31, 1997 and 1996 from their historical classification to separately identify them as net assets or liabilities of discontinued operations. The Company leased, subleased or licensed these operations to Sky Chefs during the second quarter of 1996. The following represents assets and liabilities relating to discontinued operations:


                                                                          December 31,
                                                                     ----------------------
                                                                       1997           1996
                                                                     -------        -------
         Current assets                                              $   531        $   333
         Other current liabilities                                    (3,947)        (3,662)
         Noncurrent liabilities                                           (3)            (3)
                                                                     -------        -------

                 Net liabilities of discontinued operations          $(3,419)       $(3,332)
                                                                     =======        =======

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

2.       DISCONTINUED OPERATIONS--(CONTINUED)

         Information concerning operations by geographic area is presented below:

                                                              December 31,
                                             ---------------------------------------------
                                                1997              1996              1995
                                             ---------         ---------         ---------
         Net sales:
              United States                  $      --         $  26,859         $ 384,677
              International                      3,837             4,310           388,566
                                             ---------         ---------         ---------

                                             $   3,837         $  31,169         $ 773,243
                                             =========         =========         =========

         Operating income (loss):
              United States                  $      --         $   2,562         $  18,413
              International                       (281)             (304)            6,622
                                             ---------         ---------         ---------

                                             $    (281)        $   2,258         $  25,035
                                             =========         =========         =========

         Identifiable assets:
              United States                  $      --         $      --         $   2,180
              International                        531               333             2,296
                                             ---------         ---------         ---------

                                             $     531         $     333         $   4,476
                                             =========         =========         =========



3.       PROPERTY AND EQUIPMENT

                                                                               December 31,
                                                                         -----------------------
                                                                           1997           1996
                                                                         --------       --------
         Land                                                            $     10       $    305
         Buildings and leasehold improvements                             120,170        117,687
         Machinery and equipment                                           58,955         60,330
         Construction in progress                                              40          2,532
                                                                         --------       --------

                                                                          179,175        180,854

                 Less accumulated depreciation and amortization           110,393        101,459
                                                                         --------       --------

                                                                         $ 68,782       $ 79,395
                                                                         ========       ========


         As of December 31, 1997 and 1996, substantially all property and equipment has been leased or subleased to Sky Chefs and CII.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

4.       OTHER ASSETS

                                                       December 31,
                                                   -------------------
                                                    1997         1996
                                                   ------       ------
         Casualty insurance loss deposits          $5,239       $8,051
         Lease deposits                               144          144
         Intangible assets acquired                   853        1,137
         Other                                         --          174
                                                   ------       ------

                                                   $6,236       $9,506
                                                   ======       ======


5.       LONG-TERM DEBT AND NOTE PAYABLE TO AFFILIATE

                                                                                           December 31,
                                                                                       --------------------
                                                                                         1997        1996
                                                                                       --------    --------
         Term Loan bearing interest at 1.50% above the Eurodollar borrowing rate, or 0.50% above the lender's prime rate, due in quarterly installments of $400 of principal beginning in December 1997 through December
              2006, with a final maturity payment of $145,200 in March 2007            $159,600    $     --

         Term loans retired in 1997                                                          --     167,500

         Other long-term debt                                                                --           4
                                                                                       --------    --------


              Total debt                                                                159,600     167,504

              Less current portion of long-term debt                                      1,600      17,206
                                                                                       --------    --------

              Long-term debt                                                           $158,000    $150,298
                                                                                       ========    ========


              Senior Subordinated Note due SCIS in 2001                                $ 44,965    $ 41,634
                                                                                       ========    ========

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

5.       LONG-TERM DEBT AND NOTE PAYABLE TO AFFILIATE--(CONTINUED)

         In connection with the Transactions, the Company, OFSI, SCIS and Holdings entered into a $500,000 Senior Secured Credit Agreement with a consortium of lenders (the "Credit Agreement"). The Credit Agreement provides the Company with $185,000 of term loans and provides SCIS with $315,000 of financing consisting of $225,000 of term loans and up to $90,000 of revolving loans (including up to $50,000 available for letters of credit). SCIS paid $6,147 of fees related to the Transactions on behalf of the Company. These fees were recorded as deferred financing costs in the Company's financial statements. Caterair repaid these fees to SCIS in 1996.

         In connection with the Transactions, SCIS issued $125,000 of 13% Senior Subordinated Notes due October 1, 2005 (the "Notes"). The Notes were guaranteed on a joint and several senior subordinated basis by Sky Chefs, CII and Caterair.

         On August 28, 1997, SCIS consummated an offering of $300,000 of its 9.25% Senior Subordinated Notes due 2007 (the "New Notes") in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Offering"). The price to investors of the New Notes was $299,600 in the aggregate. The New Notes are guaranteed on a joint and several senior subordinated basis by Sky Chefs, CII and certain other wholly owned domestic subsidiaries of SCIS and the Company. The New Notes (and the related guarantees) are subordinate to payment of all senior debt (as described in the Indenture relating thereto) of SCIS and the guarantors of the New Notes. The New Notes may be redeemed at the option of SCIS commencing on September 1, 2002 at prices ranging from 104.635% to 100% of face value plus accrued and unpaid interest. Up to $105,000 of the New Notes may also be redeemed with proceeds obtained through certain public equity offerings of capital stock of OFSI or SCIS. The Indenture for the New Notes contains covenants which, among other things, limit SCIS', the guarantors' and the Company's ability to pay dividends, make stock repurchases, incur additional indebtedness, engage in or use the proceeds of asset sales, create liens or engage in certain other transactions.

         The net proceeds to SCIS from the Offering, after deduction of discounts and offering expenses, were approximately $289,900. SCIS used $209,400 of the net proceeds to repay and retire all of its outstanding term loan indebtedness under the Credit Agreement.

         On August 25, 1997, SCIS commenced a tender offer for all of the Notes. In connection therewith, SCIS offered to purchase all of the notes at a price equal to 117% of the principal amount thereof plus accrued and unpaid interest to the date of purchase and solicited consents to certain amendments (the "Existing Indenture Amendments") to the Indenture relating to the Notes from the holders thereof (collectively, the "Offer to Purchase"). Holders of the Notes who consented to the Existing Indenture Amendments received a payment equal to 2% of the principal amount of the Notes from which a consent was delivered.

         The Offer to Purchase expired on September 24, 1997. All of the Notes were tendered by the holders thereof and accepted for payment by SCIS in connection with the "Existing Notes" Offer to Purchase. SCIS paid $148,750 (excluding $7,850 of accrued interest) in the aggregate in consideration of the repurchase of the Notes and the related consents. SCIS used approximately $80,500 of the net proceeds from the Offering and approximately $68,250 of borrowings under the Term Loan Agreement (as defined herein) to fund such payments.

         On August 28, 1997, SCIS, certain other parties and certain lenders entered into a senior secured revolving credit agreement (the "Revolving Credit Agreement") and the Company, SCIS, certain other parties and certain lenders entered into a senior secured credit agreement (the "Term Loan Agreement" and together with the Revolving Credit Agreement, the "Senior Bank Financing").

         Concurrently with the Offering, the Company repaid and retired all of its outstanding indebtedness under the Credit Agreement (approximately $155,900) with borrowings under the Term Loan Agreement.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

5.       LONG-TERM DEBT AND NOTE PAYABLE TO AFFILIATE--(CONTINUED)

         Pursuant to the Senior Bank Financing, Bankers Trust Company, Morgan Guaranty Trust Company of New York and certain other lenders provided
         (i) SCIS with loans under the Revolving Credit Agreement in an amount up to $90,000 (including a sub-limit of $50,000 for letters of credit) on a revolving credit basis for working capital and general corporate purposes of SCIS, the Company and their respective subsidiaries (such Revolving Credit Agreement expires on August 28, 2002), (ii) the Company with a nine and one-half year term loan under the Term Loan Agreement in an aggregate principal amount of $160,000 (and with final maturity in 2007) for purposes of refinancing the Company's indebtedness under the Credit Agreement and funding payment of related transaction costs and (iii) SCIS with a nine and one-half year term loan under the Term Loan Agreement in an aggregate principal amount of $90,000 (and with final maturity in 2007) for purposes of financing, in part, SCIS' Offer to Purchase, funding payment of related transaction costs and general corporate purposes. Caterair and SCIS had $159,600 and $89,775, respectively, of borrowings outstanding under the Term Loan Agreement at December 31, 1997. At December 31, 1997, approximately $21,911 of bank letters of credit were issued under the Revolving Credit Agreement to SCIS (on behalf of the Company) and approximately $75 were issued directly to the Company, to primarily collateralize the Company's insurance carriers providing workers' compensation coverage as well as for surety bonds, leases and requirements of the Company for environmental remediation of certain assets previously sold.

         All of the indebtedness under the Revolving Credit Agreement and the Term Loan Agreement is senior secured indebtedness. The Revolving Credit Agreement does not require scheduled amortization or scheduled commitment reductions. The Term Loan Agreement requires scheduled amortization payments. Each of the Revolving Credit Agreement and the Term Loan Agreement, under certain circumstances, require SCIS or the Company, as the case may be, to make mandatory prepayments and commitment reductions. In addition, each of SCIS and the Company may make optional prepayments and commitment reductions pursuant to the terms of the revolving Credit Agreement or the Term Loan Agreement, as the case may be.

         SCIS's obligations under the Senior Bank Financing are jointly and severally guaranteed by OFSI (on a limited basis), an affiliate of OFSI (on a limited basis), the Company, Sky Chefs, CII and certain other domestic subsidiaries of SCIS (including the guarantors of the New Notes). The Company's obligations under the Senior Bank Financing are jointly and severally guaranteed by OFSI (on a limited basis), an affiliate of OFSI (on a limited basis), SCIS, Sky Chefs, CII and certain other domestic subsidiaries of SCIS (including the guarantors of the New Notes). In addition, obligations under the Senior Bank Financing are secured by (i) first priority security interests in virtually all tangible and intangible assets of SCIS, the Company and their respective wholly owned domestic subsidiaries (including the guarantors of the New Notes) and (ii) pledges of all capital stock of SCIS and the Company and all capital stock and notes owned by SCIS, the Company and their respective domestic subsidiaries (limited in the case of capital stock of foreign subsidiaries to 65% of such capital stock).

         The Company's obligations under the Term Loan Agreement bear interest at 1.50% above the Eurodollar borrowing rate or 0.5% above the lender's base rate. The actual rate charged on each credit instrument is dependent on the selection of either the 30, 60, 90, 180 day Eurodollar borrowing rate or the base rate. Interest is payable quarterly for all loans and also at the end of each interest period for Eurodollar borrowings. The interest rate in effect at December 31, 1997 on the Company's indebtedness under the Term Loan Agreement was 7.44%.

         Effective September 12, 1997, the Company entered into an interest rate swap agreement to reduce interest rate exposure on long-term debt. The agreement covers a notional amount of $160,000 at December 31, 1997 and has a stated maturity of September 15, 2002.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

5.       LONG-TERM DEBT AND NOTE PAYABLE TO AFFILIATE--(CONTINUED)

         The documents governing the Senior Bank Financing contain a number of covenants that, among other things, restrict the ability of the Company, SCIS and their respective subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries or affiliates or otherwise engage in certain corporate activities. In addition, the documents governing the Senior Bank Financing requires compliance with financial tests based on combined results of the Company and SCIS. The Company and SCIS were in compliance with these financial covenant requirements at December 31, 1997.

         SCIS loaned Caterair approximately $37,788 in connection with the Transactions. The loan matures in 2001, bears interest at 8% per annum (payable in-kind) and is collateralized by a second lien on the assets of Caterair representing collateral under the Credit Agreement and the Senior Bank Financing. The cumulative amounts due under this loan were $44,965 and $41,634 at December 31, 1997 and 1996, respectively. Interest expense related to this loan of $3,331, $3,090 and $756, is included in interest expense for the years ended December 31, 1997, 1996 and 1995, respectively.

         The combined aggregate amounts of maturities for all long-term borrowings, excluding the Subordinated Secured Note due to SCIS, for each of the next five years and thereafter are as follows:

         Year ending December 31,
              1998                        $  1,600
              1999                           1,600
              2000                           1,600
              2001                           1,600
              2002                           1,600
              Thereafter                   151,600
                                          --------

                                          $159,600
                                          ========


6.       OTHER LONG-TERM LIABILITIES AND DEFERRED CREDIT

                                                                  December 31,
                                                             ---------------------
                                                              1997          1996
                                                             -------       -------
         Casualty insurance losses                           $ 5,055       $ 7,103
         Deferred gain on TriNet sale and leaseback           11,319        11,824
         Other                                                 5,569         6,271
                                                             -------       -------

                                                             $21,943       $25,198
                                                             =======       =======


         In 1993, the Company sold 12 of its off-airport fee-owned properties to TriNet Corporate Capital ("TriNet") and simultaneously entered into a lease with TriNet on those properties with a primary term of 25 years and with four renewal options of five years each. These leases are classified as operating leases and are included in the properties subleased to Sky Chefs and CII. The gain on the sale of approximately $13,800 was deferred and is being amortized over the life of the operating leases as a reduction of operating lease rental expense.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

7.       LEASES

         The Company leases various types of property, including airline catering kitchens and equipment, vehicles and office facilities, most of which have been subleased to Sky Chefs and CII in connection with the Transactions.

         Rent expense for all operating leases from continuing operations for the periods ended December 31, 1997, 1996 and 1997 was comprised of the following:


                                                       1997         1996         1995
                                                     --------     --------     --------
         Minimum rent                                $ 30,691     $ 30,922     $  3,298
         Contingent rent                                   --           --        4,489
         Less deferred gain on sale and leaseback        (506)        (506)        (138)
                                                     --------     --------     --------

                 Total rent expense                  $ 30,185     $ 30,416     $  7,649
                                                     ========     ========     ========


         Contingent rent represents percentage rent based on gross revenue in excess of minimum levels.

         The future minimum lease payments required under capital leases (together with the present value of the minimum lease payments) and future minimum lease payments required under operating leases that have an initial or remaining lease term in excess of one year as of December 31, 1997, are as follows:

                                                                Capital       Operating
                                                                Leases         Leases
                                                               --------       --------
         Year ending December 31,
              1998                                             $    254       $ 19,475
              1999                                                  256         18,859
              2000                                                  253         18,929
              2001                                                  254         17,656
              2002                                                  254         15,468
              Thereafter                                          1,578        149,366
                                                               --------       --------

                   Total minimum lease payments                   2,849       $239,753
                                                                              ========


         Less imputed interest                                    1,061
                                                               --------

         Present value of minimum lease payments                  1,788

         Less current portion                                       110
                                                               --------

         Long-term portion of minimum lease payments           $  1,678
                                                               ========


         Most leases have initial terms of from 10 to 20 years and contain one or more renewal options.

         In accordance with Statement of Financial Accounting Standards No. 13, "Accounting for Leases," certain leases for kitchen facilities at airports owned by governmental units of authorities are being accounted for as operating leases because special provisions in the lease agreements make the economic life of such facilities essentially indeterminate.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

7.       LEASES--(CONTINUED)

         In connection with the Transactions, pursuant to several leases (the "Domestic Leases"), Sky Chefs and CII leased and subleased from Caterair substantially all of its domestic assets for a six-year term. In the event that Caterair's lease of such assets was for less than six years, the applicable Domestic Lease is for such shorter period. Sky Chefs and CII have the option to purchase the assets of Caterair covered by the Domestic Leases for an amount determined under formulas in the Domestic Leases that were intended to result in an exercise price equal to the estimated fair market value of such assets at the time of exercise of such option. The option is exercisable until the date which is 30 days after the termination of the applicable Domestic Lease. The Company is not certain whether such options will be exercised. Total future revenues under the Domestic Leases at December 31, 1997 and 1996, were approximately $108,958 and $135,117, respectively, of which approximately $37,500 and $47,500, respectively, relates to lease payments for leasehold improvements and equipment.

         The minimum rental income amounts, excluding contingent rents based on sales, under the above noted operating leases from SkyChefs and CII as of December 31, 1997, are as follows:

                                                       Operating
                                                        Leases
                                                       ---------
         Period ended December 31,
              1998                                     $ 29,729
              1999                                       29,115
              2000                                       29,182
              2001                                       20,932
              2002                                           --
              Thereafter                                     --
                                                       --------

                   Total minimum rental income         $108,958
                                                       ========


8.       INCOME TAXES

         Taxes on income are based on income from continuing operations before income taxes. The components of the income tax provision (benefit) for the years ended December 31, 1997 and 1996, respectively, are as follows:


                                                                     December 31,
                                                          ---------------------------------
                                                            1997        1996         1995
                                                          --------    --------     --------
         Current:
              Federal                                     $    393    $    325     $     --
              State and local                                   --          --          100
                                                          --------    --------     --------

                                                               393         325          100
                                                          --------    --------     --------
         Deferred:
              Federal                                        7,313       6,754      (44,170)
              State and local                                1,045         965       (6,310)
                                                          --------    --------     --------

                                                             8,358       7,719      (50,480)
                                                          --------    --------     --------

                  Total income tax provision (benefit)    $  8,751    $  8,044     $(50,380)
                                                          ========    ========     ========

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

8.       INCOME TAXES--(CONTINUED)

         Components of deferred tax assets and liabilities of continuing operations recognized in the consolidated financial statements as of December 31, 1997 and 1996 were as follows:

                                                                               December 31,
                                                                          ---------------------
                                                                            1997         1996
                                                                          --------     --------
         Benefit of federal and state net operating loss carryforwards    $ 29,395     $ 31,343
         Property and equipment                                              6,045        3,977
         Intangible assets acquired                                          4,136        4,039
         Payroll accruals                                                       79          154
         Casualty insurance                                                  6,577        6,918
         Benefit of federal targeted jobs tax credit carryforwards           1,075          978
         Reserves                                                               --        1,803
         Other items                                                         1,048        1,415
                                                                          --------     --------
                                                                            48,355       50,627

         Valuation allowance                                               (14,147)      (8,319)
                                                                          --------     --------

              Total deferred tax assets, net of valuation allowance         34,208       42,308

         Deferred tax liabilities                                           (3,188)      (2,930)
                                                                          --------     --------

              Net deferred tax asset                                      $ 31,020     $ 39,378
                                                                          ========     ========


         At December 31, 1994, the Company had a valuation allowance of $68,349 to fully reserve for its gross deferred tax assets because of the uncertainties surrounding the losses on operations to be sustained for income tax reporting purposes. Subsequent to the Transactions, the Company evaluated the potential for realization of a portion or all of the deferred tax assets. The Company determined, based upon the weight of evidence, it is more likely than not that a portion of the deferred tax assets would be realized. The valuation allowance for deferred tax assets increased by $5,828 and $1,213 in 1997 and 1996, respectively, due to the changes in the Company's gross deferred tax assets and liabilities. The valuation allowance for deferred tax assets decreased by $58,626 in 1995 due to the changes in the Company's gross deferred tax assets and liabilities and the realization of a portion of the Company's net deferred tax assets.

         The Company has the following NOL and tax credit carryforwards available to offset future U.S. Federal taxable income and income tax:


            Year                         Amount of                 Year of
         Generated                          NOL       Credits     Expiration
         ---------                       ---------    -------     ----------
            1990                          $18,584     $    11        2005
            1991                           15,490         243        2006
            1992                            4,148         161        2007
            1993                               --         146        2008
            1994                           35,267          92        2009
            1995                               --          --        2010
            1996                               --         307        2011
            1997                               --         115        2012
                                          -------     -------

           Total                          $73,489     $ 1,075
                                          =======     =======

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

8.       INCOME TAXES--(CONTINUED)

         A reconciliation of the U.S. Federal income tax statutory rate and the provision for income taxes on income from continuing operations for the year ended December 31, 1997 and 1996 is as follows:

                                                           December 31,
                                                 ---------------------------------
                                                   1997         1996        1995
                                                 --------     --------    --------
         Tax at statutory rate                   $  7,355     $  6,440    $  1,226
         State taxes                                   --           --         100
         Permanent differences                     (2,432)         391          --
         Utilization of NOL                          (312)          --      (1,226)
         Change in valuation allowance              4,140        1,213     (50,480)
                                                 --------     --------    --------

         Provision (benefit) for income taxes    $  8,751     $  8,044    $(50,380)
                                                 ========     ========    ========

9.       RELATED PARTY TRANSACTIONS

         In connection with the Transactions, the Company licensed to SCIS most of its rights under certain customer contracts for a six-year period (the "License Agreements"). However, after the consummation of the Transactions Caterair retained certain operations relating to customer contracts for which consents to assignment were not obtained. Such consents with respect to these operations were obtained during the second quarter of 1996 and such operations were leased, subleased and licensed to SCIS and its subsidiaries. Sky Chefs and CII each have the option to purchase the customer contract rights covered by the License Agreements for an amount determined under formulas in the License Agreements that were intended to result in an exercise price equal to the fair market value of such rights at the time of the exercise of such option. The option is exercisable at any time until the date which is 90 days after the termination of the applicable License Agreement. It is not certain whether such options will be exercised. Caterair agreed, subject to certain exceptions, not to compete with Sky Chefs in the airline catering business for a six year term and Sky Chefs is obligated to pay Caterair $4,000 per year. Lease, license and noncompete revenues for these arrangements with Caterair for the periods ended December 31, 1997, 1996 and 1995 included in total expenses, amounted to $75,832, $77,958 and $18,953 respectively.

         To facilitate the various transactions with Caterair, SCIS performs certain management and support functions on behalf of Caterair. Caterair paid management fees to SCIS for these services of $500, $500 and $125 for the periods ended December 31, 1997, 1996 and 1995, respectively, which were included in selling, general and administrative expenses.

10.      EMPLOYEE SEVERANCE

         In September 1994, the Company implemented the Caterair International Corporation Key Employee Retention Plan (the "Plan"). The Plan was designed to ensure the Company of the continued employment and attention to duty of certain key employees while the Company pursued a financial restructuring or the sale of the Company. As a result of the Transactions, $2,843 in bonuses were paid in 1995. Except for employees in airport kitchens temporarily retained by the Company (see Note 2), all employees of the Company were terminated on September 29, 1995 in connection with the Transactions. The employees temporarily retained by Caterair were terminated in the second quarter of 1996. Most of the employees terminated by Caterair were subsequently hired by SCIS. Additional severance benefits accrued relative to the Plan may be paid in future periods upon the termination of key employees.

         In July 1995, the Company adopted the Caterair International Transition Severance Plan (the "Severance Plan"). Benefits were paid to eligible employees who continued working for the Company or SCIS, until at least September 30, 1995, and to employees whose employment with the Company or SCIS was involuntarily terminated between October 1, 1995 and September 30, 1996. Total severance charges under this plan of $1,800 were included in discontinued operations in 1995.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

10.      EMPLOYEE SEVERANCE--(CONTINUED)

         The Company's retirement savings and investment plan was a voluntary defined contribution plan that was fully funded at September 29, 1995 through an insurance company. In accordance with the terms of the Transactions, the plan was transferred along with substantially all of the Company participants to subsidiaries of SCIS and the Company has no further obligations with respect to this plan.

11.      COMMITMENTS AND CONTINGENCIES

         TAXES

         The Company is involved in a number of claims from taxing authorities, including sales tax assessments, value added tax assessments and other related claims. The Company believes the ultimate resolution of those claims will not have a material adverse effect on the operating results, financial position or cash flows of the Company.

         LITIGATION

         The Company is involved in routine litigation, including a number of worker's compensation and related claims, that arise in the ordinary course of its business. The Company does not believe that any of this litigation is material to its financial position, results of operations or cash flows.

         One June 3, 1991, the Teamsters Union (the "Union") went on strike at the Company's three Los Angeles kitchens and the Company hired replacement workers. On August 26, 1992, a National Labor Relations Board ("NLRB") Administrative Law Judge ("ALJ") ruled against the Company on unfair labor practice charges, including refusal to bargain with the Union on the grounds that it no longer represented a majority of the employees. On December 15, 1992, the NLRB in Washington, D.C., adopted, without substantive modification or comment, the ALJ's Recommended Decision and Order. In 1994, the ruling was reviewed by the U.S. Court of Appeals, which supported the ALJ's Recommended Decision and Order. The U.S. Supreme Court refused to hear the case in November 1994. The NLRB's compliance officer is in the process of determining the back pay due the affected employees. While the Company reinstated striking employees to the extent reasonably possible, the Company estimates that the liability for back pay and related losses is approximately $6,400. In accordance with the Statement of Financial Accounting Standards No. 5 "Accounting for Contingencies" the Company accrued this liability. The amount payable to settle this liability in full was subsequently determined to be approximately $4,500 and payment was made in early 1997. The remaining $1,900 was credited to discontinued operations in 1996.

         CASUALTY INSURANCE LOSSES

         Casualty insurance losses were charged to operating expenses of discontinued operations as incurred. The losses are being paid out over several years. The Company reflects the discounted value of the estimated unpaid losses as a liability. At December 31, 1997 and 1996, the discount rate used was 7% and the unpaid balance amounted to $7,650 and $15,056, respectively.

12.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

         The following disclosure related to the estimated fair-value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

12.      DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS--(CONTINUED)

         The carrying amounts of cash and cash equivalents, accounts receivable, other payables and accrued liabilities are reasonable estimates of their fair values. Letters of credit are included in the estimated fair value of accrued expenses and other liabilities. The estimated fair values and carrying amount of other financial instruments at December 31, 1997 are as follows:

                                                                  December 31,
                                                              --------------------
                                                                      1997
                                                              ---------------------
                                                              Estimated    Carrying
                                                              Fair Value    Amount
                                                              ----------   --------
         Assets:
              Interest rate swap agreement (a)                 $  1,415    $     --

         Liabilities:
              Term loan (b)                                     159,600     159,600
              Senior subordinated note due to affiliate (c)      44,965      44,965


         The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

         (a) INTEREST RATE SWAP AGREEMENT

         At December 31, 1997 the Company had interest rate swap instruments (used for hedging purposes) which were not included in the Company's consolidated balance sheet. The estimated fair value of this swap agreement was positive (representing an asset) to the Company at December 31, 1997 and 1996, as a result of fluctuations in projected futures interest rate swap transaction values subsequent to the trade date of December 27, 1995.

         (b) TERM LOAN

         The fair value of the term loan approximates the carrying value since the interest rate is variable.

         (c) SENIOR SUBORDINATED NOTE DUE TO AFFILIATE

         The Company's senior subordinated note due to SCIS in 2001 bears a fixed rate of interest of 8% (payable in-kind) and was executed September 29, 1995 in connection with the Transactions. This note is with a related party and as such there is no market activity. Accordingly, the carrying values approximate estimated fair value. These disclosures relate to financial instruments only. The fair value assumptions were based upon estimates of market conditions and perceived risks of the financial instruments at December 31, 1997.

13.      DISCLOSURE OF SIGNIFICANT RISKS AND UNCERTAINTIES

         The Company's financial instruments expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The credit worthiness of counterparties is subject to continuing review and full performance is anticipated unless otherwise specifically disclosed.

               CATERAIR INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

13.      DISCLOSURE OF SIGNIFICANT RISKS AND UNCERTAINTIES--(CONTINUED)

         DEPENDENCE ON KEY CUSTOMERS

         As described in Note 2, the Company's revenues subsequent to September 29, 1995, are principally derived from rents, royalties and income under a non-competition agreement from SCIS and as such the Company is dependent upon SCIS's financial performance. In addition, the Company has guaranteed certain indebtedness of SCIS as more fully described in
         Note 5.

14.      CHANGES IN WORKING CAPITAL ITEMS

                                                                       Year Ended December 31,
                                                                 ----------------------------------
                                                                   1997         1996         1995
                                                                 --------     --------     --------
         (Increase) decrease  in accounts receivable             $  3,529     $ (3,014)    $ (4,352)
         Decrease in prepaid expenses and other                       176        2,009        4,891
         Decrease in accounts payable and accrued liabilities     (10,773)      (5,464)     (10,391)
                                                                 --------     --------     --------

             Change in working capital items                     $ (7,068)    $ (6,469)    $ (9,852)
                                                                 ========     ========     ========